Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release May 11, 2026

Contact: Don D. Jennings, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Reports Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net income of $581,000 or $0.07 diluted earnings per share for the three months ended March 31, 2026, compared to net income of $7,000 or $0.00 diluted earnings per share for the three months ended March 31, 2025, an increase of $574,000. Net earnings were $1.2 million or $0.15 diluted earnings per share for the nine months ended Mach 31, 2026 compared to net earnings of $5,000 or $0.00 diluted earnings per share for the nine months ended March 31, 2025, an increase of $1.2 million.

The increase in net earnings for the quarter ended March 31, 2026 was primarily attributable to higher net interest income. Net interest income increased $736,000 or 34.5% to $2.9 million due to increased interest income and decreased interest expense from period to period. Interest income increased $411,000 or 8.5% to $5.3 million, while interest expense decreased $325,000 or 12.0% to $2.4 million for the recently-ended quarter.

Interest income increased for the comparable quarterly periods due to an increase in the average rate earned on interest-earning assets, which increased 48 basis points to 5.76%. Average interest-earning assets decreased $2.2 million or 0.6% to $365.1 million for the recently-ended quarterly period. The average rate earned on assets was due primarily to an increase in the rate earned on loans, which was the result of new loan production carrying higher interest rates and adjustable rate mortgages continuing to reprice upward. Interest expense decreased for the comparable quarterly periods due to a decrease in the average balance of interest-bearing liabilities as well as a decrease in the average rate paid on those funds. Average interest-bearing liabilities decreased $3.8 million or 1.2% to $312.9 million for the quarterly period just ended, while the average rate paid decreased 37 basis points to 3.06% for the period.

Non-interest income increased $58,000 or 71.6% and totaled $139,000 for the three months ended March 31, 2026.

Non-interest expense increased $34,000 or 1.6% to $2.2 million for the three months ended March 31, 2026 primarily due to employee compensation and benefits expense increasing $79,000 or 6.5% primarily due to annual performance-based adjustments and higher health insurance costs. Data processing expense also increased $64,000 or 35.6%. This was slightly offset by outside service fees decreasing $36,000 or 23.5% in the same period.

The increase in net earnings on a nine-month basis was primarily attributable to increased net interest income and higher non-interest income, which were partially offset by increased non-interest expense and increased provision for income tax.

Net interest income increased $2.0 million or 33.0% to $8.0 million due to increased interest income and decreased interest expense from period to period. Interest income increased $1.2 million, or 8.7% to $15.5 million, while interest expense decreased $754,000 or 9.2% to $7.5 million for the recently-ended nine month period. Non-interest income increased $81,000 or 20.8% year over year primarily due to increased net gains on sales of loans, while provision for loan loss increased $15,000 or 41.7% to $51,000 for the nine months ended March 31, 2026. Non-interest expense increased $446,000 or 7.0% to $6.8 million for the nine months ended March 31, 2026, due primarily to data processing expense increasing $244,000 or 54.1%. Employee compensation and benefits also increased $198,000 or 5.5%. Outside service fees increased $134,000 or 35.5% for the nine months ended March 31, 2026 compared to March 31, 2025. This was slightly offset by regulatory assessment expense decreasing $18,000 or 25.4% in the same period. Income tax expense increased $386,000 as a result of higher pre-tax earnings.

At March 31, 2026, assets totaled $374.5 million, an increase of $3.3 million or 0.9%, from $371.2 million at June 30, 2025, due primarily to an increase in cash and cash equivalents of $1.8 million or 9.3% and totaled $21.3 million. Loans, net, totaled $328.2 million, an increase of $975,000 or 0.3%, as well as an increase in investment securities of $480,000 or 4.8% compared to June 30, 2025. Total liabilities increased $2.0 million or 0.6% to $324.9 million at March 31, 2026. FHLB advances increased $6.2 million or 14.4% to $48.9 million to fund the growth in assets. Deposits decreased $3.9 million or 1.4% to $273.7 million primarily related to a decrease in savings accounts associated with distributions of funds in administration of various estate accounts.

At March 31, 2026, the Company reported its book value per share as $6.14. Shareholders’ equity increased $1.3 million or 2.7% to $49.7 million at March 31, 2026 compared to June 30, 2025. The increase in shareholders’ equity was primarily associated with net earnings during the period, as well as accumulated other comprehensive loss decreasing $60,000 at March 31, 2026 compared to June 30, 2025. Unrealized losses on our investment portfolio continued to decrease during the recently-ended period.

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection to pay dividends to shareholders; our ability to pay dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company in order for the Company to pay dividends to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC; competitive conditions in the financial services industry; changes in the level of inflation; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2025. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2026, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2026	June 30, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$21,296	$19,480
Investment Securities	10,408	9,928
Loans available-for sale	662	877
Loans, net	328,223	327,248
Other Assets	13,952	13,678
Total Assets	$374,541	$371,211
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$273,689	$277,563
FHLB Advances	48,937	42,760
Other Liabilities	2,257	2,519
Total liabilities	324,883	322,842
Shareholders’ Equity	49,658	48,369
Total liabilities and shareholders’ equity	$374,541	$371,211
Book value per share	$6.14	$5.98
Tangible book value per share	$6.14	$5.98

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Interest Income	$15,485	$14,249	$5,257	$4,846
Interest Expense	7,457	8,211	2,390	2,715
Net Interest Income	8,028	6,038	2,867	2,131
Provision for Credit Losses	51	36	41	21
Non-interest Income	470	389	139	81
Non-interest Expense	6,838	6,392	2,210	2,176
Income (Loss) Before Income Taxes	1,609	(1)	755	15
Income Taxes (Benefits)	380	(6)	174	8
Net Income	$1,229	$5	$581	$7
Earnings per share:
Basic and Diluted	$0.15	$0.00	$0.07	$0.00
Weighted average outstanding shares:
Basic and Diluted	8,086,715	8,086,715	8,086,715	8,086,715

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